EXHIBIT 99

AT THE COMPANY:
James A. Hopwood
Chief Financial Officer
(847) 367-3552


FOR IMMEDIATE RELEASE
OCTOBER 3, 2003


         Imagine Investments Agrees to Finance Wickes Note Tender Offer

Vernon Hills, IL, October 3, 2003 - Wickes, Inc. (OTCBB: WIKS), a leading distributor of building materials and manufacturer of value-added building components, announced today that Imagine Investments, Inc., which, together with its affiliates, owns approximately 51.7% of the Company's common stock, has agreed to provide up to $10.5 million of financing to Wickes to enable it to make a cash tender offer for its Senior Subordinated Notes due December 15, 2003.

Commenting on the agreement, Jim O'Grady, Wickes President and CEO, stated, "We are pleased that Imagine Investments has continued to show strong support for Wickes. Over the last several months, it has become clear to me that our Company has support throughout our vendor community and employee base which are invaluable to the Company's future prospects."

Funding of the loan is subject to the approval of the Company's senior lenders, completion of a tender offer for the notes and other customary conditions. Under the terms of the agreement, Imagine's loan would mature on July 30, 2005 (subject to Imagine's right to extend the maturity for one year), bear interest at 10% per annum, be secured by a second security interest in the Company's inventory and accounts receivable and be convertible into shares of Wickes common stock at a price of $1.00 per share.

Mr. O'Grady continued, "Imagine has also encouraged Wickes to consider a rights offering so that if Imagine converts its loan into Wickes common stock, shareholders of Wickes would be entitled to purchase additional shares at the same price per share at which Imagine converts its Loan into shares of Wickes common stock."

The Company's Board of Directors has authorized the Company to proceed with the preparation of an offer to purchase the notes for cash at a significant discount to face value or to exchange new securities for the notes, although the Company has not yet established the specific terms of such offers. The Company previously disclosed that it does not believe it will generate sufficient cash from operations to pay the notes when due.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders, noteholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: the Company's ability to meet its debt service obligations on a timely basis; costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; changes in interest rates and capital availability; as well as other factors set forth in the Company's Annual Report on Form 10-K for fiscal 2002, its Quarterly Reports on Form 10-Q for the first two quarters of fiscal 2003 and other documents which are on file with the Securities and Exchange Commission.

Wickes, Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building materials centers and component manufacturing plants in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes, Inc.'s web site, http://www.wickes.com, offers a full range of services about the building materials and construction industry.

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